CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre K. Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

CALPINE CORP. REPORTS FIRST QUARTER 2010 RESULTS,
 ON TRACK TO MEET FULL YEAR GUIDANCE

Recent Achievements:
•	Announced significant strategic transactions, including the purchase of Conectiv Energy and the sale of our Colorado power plants
•	Produced 21.3 million MWh of power in the first quarter of 2010, an 11% increase over the first quarter of 2009
•	Generated 1.5 million MWh of renewable baseload geothermal power from our Geysers Assets with 99% availability during the first quarter of 2010

First Quarter 2010 Financial Results:
•	$282 million of Adjusted EBITDA
•	$(13) million of Adjusted Free Cash Flow
•	$455 million of Commodity Margin
•	$47 million of Net Loss1

Reaffirming 2010 Full Year Guidance:
•	2010 Pro Forma Adjusted EBITDA guidance of $1,625 - $1,725 million
•	2010 Pro Forma Adjusted Free Cash Flow guidance of $465 - $565 million

(HOUSTON, Texas) May 5, 2010 – Calpine Corporation (NYSE: CPN) today reported first quarter 2010 Adjusted EBITDA of $282 million, compared to $331 million in the prior year first quarter, and first quarter 2010 Adjusted Free Cash Flow of $(13) million, compared to $13 million in the first quarter of 2009.  Net loss1 for the quarter was $47 million, or $0.10 per diluted share, compared to net income1 of $32 million, or $0.07 per diluted share, in the 2009 period.  The company also reaffirmed its 2010 annual guidance and its significant hedge position for the balance of the year.

“Over the last several months, we have made significant strides toward achieving our long-term strategic objectives, while also remaining on track to meet our full year 2010 guidance. In short, we continue to execute on our near-term operating and financial performance goals, as well as advancing execution on our long-term strategic plan,” said Jack Fusco, Calpine’s President and Chief Executive Officer.
“The operating initiatives we implemented in 2009 continue to deliver improved results, as evidenced by the meaningful reduction in operating and administrative costs during the quarter, while our generation volume increased by more than two million MWh compared to the first quarter of 2009.  Our ability to effectively hedge commodity price risk to protect our 2010 Commodity Margin has enabled us to achieve financial performance that keeps us on track to meet our full-year guidance despite the decline in natural gas prices,” said Fusco.

1 Reported as net income (loss) attributable to Calpine on our Consolidated Condensed Statements of Operations.

Calpine Reports First Quarter 2010 Results
May 5, 2010

“With respect to longer-term initiatives, we continue to proactively identify value-enhancing opportunities for our customers and for our shareholders,” Fusco added.  “Last month, we announced two transactions – the sale of our plants in Colorado to our customer there and the acquisition of Conectiv Energy – that demonstrate our financial discipline and our intent to manage the company for the long-term, including positioning the company for growth in competitive, mature markets that provide favorable opportunities for wholesale power generation.”

SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2010 was $282 million compared to $331 million in the first quarter of 2009.  The year-over-year decline was primarily due to a $74 million decrease in Commodity Margin from $529 million in the first quarter of 2009 to $455 million in the first quarter of 2010.  The Commodity Margin decline was principally attributable to the expiration of a unique legacy arrangement at the end of 2009 and lower average hedge margins in the first quarter of 2010 compared to 2009, as anticipated, resulting from relatively lower hedge prices in 2010 as compared to hedge prices for 2009. These declines were partially offset by the positive impact of Otay Mesa Energy Center, which achieved commercial operation in October 2009, as well as an increase in realized prices on open positions in Texas in January and February 2010 due to higher market spark spreads than the comparable months in 2009.

The decline in Commodity Margin from the first quarter of 2009 to the first quarter of 2010 was offset, in part, by a $29 million reduction in aggregate plant operating expense2, sales, general and administrative expense and components of other cost of revenue.  These cost improvements were largely driven by the efficiency initiatives our management team implemented over the course of 2009 that continue to benefit Adjusted EBITDA in 2010, as well as a $10 million benefit reflected in our first quarter 2010 bad debt expense that was primarily related to a contract settlement.

Cash flows provided by operating activities improved to $270 million in the first quarter of 2010 compared to $80 million for the same quarter of 2009.  This increase was primarily due to a $125 million decrease in working capital employed, after adjusting for debt-related balances that did not affect cash provided by operating activities.  The working capital decrease was largely due to reductions in margin deposits, partially offset by current derivative activity.  In addition to the decrease in working capital, cash flows provided by operating activities were further improved as a result of an $82 million reduction in cash paid for interest, primarily due to repayments on our First Lien Facilities, and the refinancing of CCFC which changed the interest payment periods from the first and third quarters to the second and fourth quarters of each year.  These items were offset, in part, by a $54 million reduction in gross profit, after excluding certain non-cash items.

Net income1 decreased from $32 million in the first quarter of 2009 to a net loss of $47 million in the first quarter of 2010. As detailed in Table 1, net loss, excluding reorganization items, other items and unrealized mark-to-market gains, was $156 million in the first quarter of 2010 compared to $91 million in the first quarter of 2009.  This decline was primarily associated with the $74 million year-over-year decrease in Commodity Margin, as previously noted.

2 Plant operating expense, sales, general and administrative expense and other cost of revenue, as used for the purposes of this analysis, exclude, in the aggregate, decreases in major maintenance expense of $5 million, decreases in stock-based compensation expense of $7 million, decreases in non-cash loss on dispositions of assets of $2 million, and increases in depreciation and amortization of $31 million.  See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three months ended March 31, 2010 and 2009.

Calpine Reports First Quarter 2010 Results
May 5, 2010

Table 1: Summarized Consolidated Condensed Statements of Operations

	(Unaudited)
	Three Months Ended March 31,
	2010	2009
	(in millions)
Operating revenues	$1,539	$1,677
Cost of revenue	1,354	1,395
Gross profit	185	282
SG&A, income from unconsolidated investments in power plants and other operating expense	23	31
Income from operations	162	251
Net interest expense and other (income) expense	199	208
Income (loss) before reorganization items and income taxes	(37)	43
Reorganization items	—	3
Income tax expense	11	9
Net income (loss)	$(48)	$31
Add: Net loss attributable to the noncontrolling interest	1	1
Net income (loss) attributable to Calpine	$(47)	$32

Reorganization items(1)	—	3
Other items(1)	—	—
Net income (loss), net of reorganization items and other items	(47)	35
Unrealized MtM gains on derivatives (1)(2)	(109)	(126)
Net loss, net of reorganization items, other items and unrealized MtM impacts	$(156)	$(91)
__________
(1)	Shown net of tax, assuming a 0% effective tax rate for these items.
(2)
Represents unrealized mark-to-market (MtM) gains on contracts that did not qualify as hedges under the hedge accounting guidelines or qualified under the hedge accounting guidelines and the hedge accounting designation had not been elected.

Calpine Reports First Quarter 2010 Results
May 5, 2010

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	(Unaudited) Three Months Ended March 31,
	2010	2009

West	$238	$297
Texas	107	122
Southeast	58	61
North	52	49
Total	$455	$529

West:  Commodity Margin in our West segment decreased by $59 million for the three months ended March 31, 2010, compared to the same period in 2009, primarily resulting from a decrease of $25 million related to the expiration of a unique legacy arrangement in the fourth quarter of 2009, lower average hedge prices and a decrease of $11 million for the sale of surplus emission allowances in the first quarter of 2009 which did not recur in the same period in 2010. The decrease was partially offset by Commodity Margin of $19 million for Otay Mesa Energy Center, which achieved commercial operation in October 2009.

Texas:  Commodity Margin in our Texas segment decreased by $15 million for the three months ended March 31, 2010, compared to the same period in 2009, primarily resulting from higher hedge levels at lower average hedge prices, partially offset by an increase in realized prices on open positions in Texas in January and February 2010 due to higher market spark spreads driven by colder than normal weather in January and February 2010 compared to the same periods in 2009.

Southeast:  Commodity Margin in our Southeast segment for the three months ended March 31, 2010, remains comparable to the same period in 2009. The marginal change resulted from lower spark spreads on open positions and lower average hedge prices for the three months ended March 31, 2010, compared to the three months ended March 31, 2009.

North:  Commodity Margin in our North segment for the three months ended March 31, 2010, remains comparable to the same period in 2009. The marginal change in Commodity Margin period over period resulted from a proportionate increase in average hedge prices.

Calpine Reports First Quarter 2010 Results
May 5, 2010

LIQUIDITY AND CAPITAL RESOURCES

Table 3: Corporate Liquidity

	(Unaudited)
	March 31,	December 31,
	2010	2009
	(in millions)
Cash and cash equivalents, corporate(1)	$822	$725
Cash and cash equivalents, non-corporate	295	264
Total cash and cash equivalents	1,117	989
Restricted cash	357	562
Letter of credit availability(2)	15	34
Revolver availability	826	794
Total current liquidity	$2,315	$2,379
__________

(1)	Includes $17 million and $9 million of margin deposits held by us posted by our counterparties as of March 31, 2010, and December 31, 2009, respectively.
(2)
Includes available balances for Calpine Development Holdings, Inc.  We have the option to increase our availability by an additional $50 million under this letter of credit facility by satisfying certain conditions.

Liquidity remained strong at over $2.3 billion as of March 31, 2010.  As previously discussed, operating activities resulted in net cash proceeds of $270 million during the 2010 period, compared to $80 million in the first quarter of 2009.  In addition, cash flows from investing activities resulted in a net inflow of $154 million in the first quarter of 2010, driven largely by reduced restricted cash balances associated primarily with the maturity of our PCF project financing instrument, partially offset by $66 million in total capital expenditures during the quarter, including $32 million spent for previously announced growth projects.  Cash flows from financing activities resulted in a net outflow of $296 million, primarily as a result of our repayment of the PCF financing and other payments made under project debt waterfall provisions.

Adjusted Free Cash Flow was $(13) million for the first quarter of 2010, compared to $13 million for the prior year first quarter.  The decline in Adjusted Free Cash Flow was primarily the result of a $49 million decrease in Adjusted EBITDA and an $11 million increase in cash taxes, primarily associated with a refund received in 2009 that did not recur in 2010. These declines were partially offset by a $32 million reduction in major maintenance expense and maintenance capital expenditures resulting from our plant outage schedule.

PLANT DEVELOPMENT

Russell City Energy Center:  Russell City Energy Center, the proposed 600 MW, natural gas-fired power plant to be located in Hayward, Calif., in which we own a 65% interest, remains in advanced stages of development. The plant is currently contracted to deliver its full output to PG&E under a power purchase agreement (PPA), which was amended in 2008 and again on April 9, 2010, to extend the expected commercial operations date to June 2013 as a result of delays in obtaining certain permits. We are in possession of all material permits; however, our air permit remains subject to an appeal period and our CPUC license may require possible amendments to operate within our permits. We and other parties filed a joint petition for approval of our PPA, as amended, on April 15, 2010, seeking the approval from the California Public Utilities Commission (CPUC). We do not expect the CPUC to review our petition for approval prior to August 2010. Completion of the Russell City Energy Center is dependent upon obtaining the necessary construction contracts, construction funding under project financing facilities, approval of the PPA, as amended, from the CPUC and the permit completing an appeals process.

Calpine Reports First Quarter 2010 Results
May 5, 2010

OPERATIONS UPDATE

First Quarter 2010 Power Operations Achievements:

•	Availability Performance:
-	Maintained first quarter fleet-wide average availability factor of nearly 91%
-	Repeated strong first quarter geothermal availability factor of 99%
-	Achieved natural gas-fired fleet starting reliability of nearly 97%

•	Geothermal Generation: Provided approximately 1.5 million MWh of renewable baseload generation with 96% capacity factor and 0.12% forced outage factor

•	Natural Gas-fired Generation:
-	Increased production from natural gas-fired plants by more than 2.0 million MWh, or 11%, despite reduced nationwide electric consumption

•
Sustainable Cost Reductions:  Continued to reduce plant operating expense2, sales, general and administrative expense and components of other cost of revenue, largely through efficiency efforts and disciplined cost controls

First Quarter 2010 Commercial Operations Achievements:

•	Customer-oriented growth:
-	Extended innovative wind integration services contract in California
-	Contracted with San Diego Gas and Electric to provide 25 MW of baseload renewable generation capacity from our Geysers Assets through 2014

Calpine Reports First Quarter 2010 Results
May 5, 2010

FINANCIAL OUTLOOK

Table 4: Adjusted EBITDA and Adjusted Free Cash Flow Guidance

Full Year 2010
(in millions)
Adjusted EBITDA	$1,625 – 1,725
Less:
Operating lease payments	50
Major maintenance expense and capital expenditures(1)	305
Cash interest, net	780
Cash taxes	15
Other	10
Adjusted Free Cash Flow	$465 - 565
__________
(1)	Includes projected Major Maintenance Expense of $183 million and maintenance Capital Expenditures of $122 million. Capital expenditures exclude major construction and development projects.
(2)	Excludes changes in cash collateral for commodity procurement and risk management activities.

Today we are reaffirming our 2010 guidance, which includes the estimated impacts of our planned acquisition of Conectiv Energy and sale of our Colorado power plants.  Including these transactions, we are projecting full year 2010 Adjusted EBITDA of $1,625 million to $1,725 million and Adjusted Free Cash Flow of $465 million to $565 million. In addition, we are expecting to spend approximately $182 million of growth capital expenditures in 2010, which includes estimates for ongoing growth projects that we will assume as a result of the Conectiv Energy acquisition.

With respect to our 2010 projections, we expect individual quarters over the course of the year to contribute in different proportion to the full-year results than what we experienced in 2009.  For example, we expect that 2010 results will be more heavily weighted toward the summer and less impacted by the shoulder periods.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter of 2010 on Wednesday, May 5, 2010, at 10 a.m. ET / 9 a.m. CT. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing 877-856-1965 (or 719-325-4937 for international listeners) at least 10 minutes prior to the beginning of the call.  An archived recording of the call will be made available for a limited time on our website. The recording also can be accessed by dialing 888-203-1112 (or 719-457-0820 for international listeners) and providing Confirmation Code 6704250.  Presentation materials to accompany the conference call will be made available on our website on May 5, 2010.

ANNUAL MEETING DATE

Calpine’s Annual Meeting of Shareholders will be held on Wednesday, May 19, 2010, at 10 a.m. CT in Houston, Texas, at The Magnolia Hotel, 1100 Texas Ave, 77002.  All shareholders as of March 22, 2010, are cordially invited to attend.

Calpine Reports First Quarter 2010 Results
May 5, 2010

ABOUT CALPINE

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering nearly 25,000 megawatts of clean, cost-effective, reliable and fuel-efficient power to customers and communities in 16 states in the United States and Canada. Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity. Calpine owns, leases and operates low-carbon, natural gas-fired and renewable geothermal power plants. Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit our website at www.calpine.com for more information.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s website at www.sec.gov.

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
The uncertain length and severity of the current general financial and economic downturn, the timing and strength of an economic recovery, if any, and their impacts on our business including demand for our power and steam products, the ability of customers, suppliers, service providers and other contractual counterparties to perform under their contracts with us and the cost and availability of capital and credit;

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, fluctuations in prices for commodities such as natural gas and power, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;
•	Our ability to manage our significant liquidity needs and to comply with covenants under our First Lien Credit Facility, our First Lien Notes and other existing financing obligations;
•	Competition, including risks associated with marketing and selling power in the evolving energy markets;
•
Regulation in the markets in which we participate and our ability to effectively respond to changes in laws and regulations or the interpretation thereof including changing market rules and evolving federal, state and regional laws and regulations including those related to greenhouse gas emissions and derivative transactions;

•	Natural disasters such as hurricanes, earthquakes and floods, or acts of terrorism that may impact our power plants or the markets our power plants serve;
•	Seasonal fluctuations of our results and exposure to variations in weather patterns;
•	Disruptions in or limitations on the transportation of natural gas and transmission of power;
•	Our ability to attract, retain and motivate key employees;
•	Our ability to implement our business plan and strategy;
•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of wastewater to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	Risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;
•	Present and possible future claims, litigation and enforcement actions;
•	The expiration or termination of our power purchase agreements and the related results on revenues;
•	Our planned asset divestiture and/or acquisition may not close as planned;
•	Future PJM capacity revenues expected from the planned acquisition of the power generation assets from Conectiv may not occur at expected levels; and
•
Other risks identified in this release or in our reports and registration statements filed with the SEC, including, without limitation, the risk factors identified in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, and in our Annual Report on Form 10-K for the year ended December 31, 2009.

Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements. Unless specified otherwise, all information set forth in this release is as of today’s date, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.  For additional information about our general business operations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, and any other recent report we have filed with the SEC.  These filings are available by visiting the SEC’s web site at www.sec.gov or our web site at www.calpine.com.

Calpine Reports First Quarter 2010 Results
May 5, 2010

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in millions, except share and per share amounts)
Operating revenues	$1,539	$1,677

Cost of revenue:
Fuel and purchased energy expense	969	1,015
Plant operating expense	225	248
Depreciation and amortization expense	140	109
Other cost of revenue	20	23
Total cost of revenue	1,354	1,395
Gross profit	185	282
Sales, general and other administrative expense	25	45
Income from unconsolidated investments in power plants	(7)	(17)
Other operating expense	5	3
Income from operations	162	251
Interest expense	195	210
Interest (income)	(2)	(6)
Other (income) expense, net	6	4
Income (loss) before reorganization items and income taxes	(37)	43
Reorganization items	—	3
Income (loss) before income taxes	(37)	40
Income tax expense	11	9
Net income (loss)	(48)	31
Net loss attributable to the noncontrolling interest	1	1
Net income (loss) attributable to Calpine	$(47)	$32

Basic earnings (loss) per common share:
Weighted average shares of common stock outstanding (in thousands)	485,921	485,362
Net income (loss) per common share attributable to Calpine – basic	$(0.10)	$0.07

Diluted earnings (loss) per common share:
Weighted average shares of common stock outstanding (in thousands)	485,921	485,595
Net income (loss) per common share attributable to Calpine – diluted	$(0.10)	$0.07

Calpine Reports First Quarter 2010 Results
May 5, 2010

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,117	$989
Accounts receivable, net of allowance of $2 and $14	594	750
Margin deposits and other prepaid expense	285	490
Restricted cash, current	309	508
Derivative assets, current	1,943	1,119
Inventory and other current assets	210	243
Total current assets	4,458	4,099

Property, plant and equipment, net	12,034	11,583
Restricted cash, net of current portion	48	54
Investments	84	214
Long-term derivative assets	292	127
Other assets	563	573
Total assets	$17,479	$16,650
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$462	$578
Accrued interest payable	99	54
Debt, current portion	305	463
Derivative liabilities, current	1,971	1,360
Other current liabilities	237	294
Total current liabilities	3,074	2,749

Debt, net of current portion	9,239	8,996
Deferred income taxes, net of current portion	58	54
Long-term derivative liabilities	362	197
Other long-term liabilities	213	208
Total liabilities	12,946	12,204

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value per share; 100,000,000 shares authorized; none issued and outstanding at March 31, 2010 and December 31, 2009	—	—
Common stock, $.001 par value per share; 1,400,000,000 shares authorized; 444,673,028 shares issued and 444,225,165 shares outstanding at March 31, 2010 and 443,325,827 shares issued and 442,998,255 shares outstanding at December 31, 2009	1	1
Treasury stock, at cost, 447,863 shares at March 31, 2010 and 327,572 shares at December 31, 2009	(5)	(3)
Additional paid-in capital	12,262	12,256
Accumulated deficit	(7,587)	(7,540)
Accumulated other comprehensive loss	(135)	(266)
Total Calpine stockholders’ equity	4,536	4,448
Noncontrolling interest	(3)	(2)
Total stockholders’ equity	4,533	4,446
Total liabilities and stockholders’ equity	$17,479	$16,650

Calpine Reports First Quarter 2010 Results
May 5, 2010

 CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in millions)
Cash flows from operating activities:
Net income (loss)	$(48)	$31
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense(1)	158	132
Income from unconsolidated investments in power plants	(7)	(17)
Deferred income taxes	14	10
Loss on disposal of assets	9	10
Unrealized mark-to-market activity, net	(109)	(126)
Stock-based compensation expense	6	13
Other	3	5
Change in operating assets and liabilities:
Accounts receivable	161	194
Derivative instruments	(37)	(114)
Other assets	228	300
Accounts payable and accrued expenses	(103)	(200)
Other liabilities	(5)	(158)
Net cash provided by operating activities	270	80
Cash flows from investing activities:
Purchases of property, plant and equipment	(66)	(51)
Cash acquired due to consolidation of Otay Mesa Energy Center	8	—
Contributions to unconsolidated investments	—	(4)
Decrease in restricted cash	212	27
Other	—	1
Net cash provided by (used in) investing activities	154	(27)

(Table continues)

Calpine Reports First Quarter 2010 Results
May 5, 2010

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (Continued)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in millions)
Cash flows from financing activities:
Repayments of project financing, notes payable and other	$(259)	$(130)
Borrowings from project financing, notes payable and other	1	71
Repayments of First Lien Credit Facility	(36)	(15)
Financing costs	—	(7)
Other	(2)	(3)
Net cash used in financing activities	(296)	(84)
Net increase (decrease) in cash and cash equivalents	128	(31)
Cash and cash equivalents, beginning of period	989	1,657
Cash and cash equivalents, end of period	$1,117	$1,626
Cash paid during the period for:
Interest, net of amounts capitalized	$144	$226
Income taxes	$3	$—
Reorganization items included in operating activities, net	$—	$3

Supplemental disclosure of non-cash investing and financing activities:
Settlement of commodity contract with project financing	$—	$79
Change in capital expenditures included in accounts payable	$(1)	$10
__________

(1)	Includes depreciation and amortization that is recorded in sales, general and other administrative expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports First Quarter 2010 Results
May 5, 2010

REGULATION G RECONCILIATIONS

Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance.  These measures should be viewed as a supplement to and not a substitute for our GAAP measures of performance.

Commodity Margin includes our power and steam revenues, sales of purchased power and natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, RGGI compliance costs and cash settlements from our marketing, hedging and optimization activities that are included in mark-to-market activity, but excludes the unrealized portion of our mark-to-market activity and other revenues.  Commodity Margin is presented because we believe it is a useful tool for assessing the performance of our core operations, and it is a key operational measure reviewed by our chief operating decision maker.  Commodity Margin does not intend to represent gross profit (loss), the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation.  Adjusted EBITDA is presented because our management uses Adjusted EBITDA (i) as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends; (ii) as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and (iii) in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.  We believe Adjusted EBITDA is also used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods.  We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.  Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with GAAP.  Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by GAAP as an indicator of operating performance. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes, working capital and other adjustments.  Adjusted Free Cash Flow is presented because our management uses this measure, among others, to make decisions about capital allocation.  Adjusted Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies.

Calpine Reports First Quarter 2010 Results
May 5, 2010

Commodity Margin Reconciliation

The following table reconciles our Commodity Margin to its GAAP results for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31, 2010 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$238	$107	$58	$52	$—	$455
Add: Mark-to-market commodity activity, net and other revenue(1)	9	96	21	(3)	(8)	115
Less:
Plant operating expense	97	84	28	22	(6)	225
Depreciation and amortization expense	58	35	29	20	(2)	140
Other cost of revenue(2)	15	6	1	7	(9)	20
Gross profit	77	78	21	—	9	185
Other operating expense	19	2	5	(3)	—	23
Income from operations	$58	$76	$16	$3	$9	$162

	Three Months Ended March 31, 2009 (in millions)
					Consolidation
					And
	West	Texas	Southeast	North	Elimination	Total
Commodity Margin	$297	$122	$61	$49	$—	$529
Add: Mark-to-market commodity activity, net and other revenue(1)	22	90	31	2	(14)	131
Less:
Plant operating expense	127	78	32	20	(9)	248
Depreciation and amortization expense	49	30	16	16	(2)	109
Other cost of revenue(2)	15	3	3	6	(6)	21
Gross profit	128	101	41	9	3	282
Other operating expense	11	16	7	(3)	—	31
Income from operations	$117	$85	$34	$12	$3	$251
__________

(1)
Mark-to-market commodity activity represents the unrealized portion of our mark-to-market activity, net, included in operating revenues and fuel and purchased energy expense on our Consolidated Condensed Statements of Operations.

(2)	Excludes nil and $2 million of RGGI compliance costs for the three months ended March 31, 2010 and 2009, respectively, which are included as a component of Commodity Margin.

Calpine Reports First Quarter 2010 Results
May 5, 2010

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our Net Income for the three months ended March 31, 2010 and 2009, as reported under GAAP.

	(Unaudited)
	Three Months Ended March 31,
	2010	2009
	(in millions)
GAAP net income (loss) attributable to Calpine	$(47)	$32
Net loss attributable to noncontrolling interest	(1)	(1)
Income tax expense	11	9
Reorganization items	—	3
Other (income) expense, net	6	4
Interest expense, net	193	204
Income from operations	162	251
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	144	113
Major maintenance expense	57	62
Operating lease expense	11	12
Unrealized gains on commodity derivative mark-to-market activity	(112)	(125)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments(2)	7	(2)
Stock-based compensation expense	6	13
Non-cash loss on dispositions of assets	6	8
Other(3)	1	(1)
Adjusted EBITDA	$282	$331
Less:
Lease payments	11	12
Major maintenance expense and capital expenditures(4)	91	123
Cash interest(5)	192	189
Cash taxes	2	(9)
Other	(1)	3
Adjusted Free Cash Flow(6)(7)	$(13)	$13

_________
(1)
Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets and amounts classified as sales, general and other administrative expenses.

(2)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments include nil and $15 million in unrealized gains on mark-to-market activity for the three months ended March 31, 2010 and 2009, respectively.

(3)	Includes fees for letters of credit.
(4)
Includes $58 million and $62 million in major maintenance expense for the three months ended March 31, 2010 and 2009, respectively, and $33 million and $61 million in maintenance capital expenditures for the three months ended March 31, 2010 and 2009, respectively.

(5)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.
(6)	Excludes decrease in working capital of $60 million and $18 million for the three months ended March 31, 2010 and 2009.
(7)
Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.  Results for the three months ended March 31, 2009, have been recast to conform to this method.

Calpine Reports First Quarter 2010 Results
May 5, 2010

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2010 and 2009.  Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable GAAP measures are provided above.

	(Unaudited)
	Three Months Ended March 31,
	2010	2009
	(in millions)
Commodity Margin	$455	$529
Other revenue	3	6
Plant operating expense(1)	(159)	(171)
Other cost of revenue(2)	(9)	(7)
Sales, general and administrative expense(3)	(19)	(37)
Adjusted EBITDA from unconsolidated investments in power plants(4)	14	15
Other operating expense	(4)	(3)
Other	1	(1)
Adjusted EBITDA	$282	$331
________
(1)	Shown net of major maintenance expense, stock-based compensation expense, and non-cash loss on dispositions of assets.
(2)
Shown net of operating lease expense and depreciation and amortization.  Excludes nil and $2 million of RGGI compliance costs for the three months ended March 31, 2010 and 2009, respectively, which are included as a component of Commodity Margin.

(3)	Shown net of depreciation and amortization and stock-based compensation expense.
(4)	Amount is comprised of income from unconsolidated investments in power plants, as well as adjustments to reflect Adjusted EBTIDA from unconsolidated investments.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance

Full Year 2010 Range:	Low	High
	(in millions)
GAAP Net Income	$—	$100
Plus:
Interest expense, net of interest income	740	740
Depreciation and amortization expense	515	515
Major maintenance expense	185	185
Operating lease expense	50	50
Other(1)	135	135
Adjusted EBITDA	$1,625	$1,725
Less:
Operating lease payments	50	50
Major maintenance expense and maintenance capital expenditures(2)	305	305
Cash interest, net(3)	780	780
Cash taxes	15	15
Other	10	10
Adjusted Free Cash Flow	$465	$565

__________
Note:  Guidance shown above assumes close of previously announced acquisition of Conectiv Energy as of June 30, 2010 and close of previously announced sale of Colorado plants as of December 1, 2010.
(1)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, and other items.
(2)	Includes projected Major Maintenance Expense of $183 million and maintenance Capital Expenditures of $122 million. Capital expenditures exclude major construction and development projects.
(3)	Includes fees for letters of credit, net of interest income.

Calpine Reports First Quarter 2010 Results
May 5, 2010

CASH FLOW ACTIVITIES

The following table summarizes our cash flow activities for the three months ended March 31, 2010 and 2009:

	(Unaudited)
	Three Months Ended March 31,
	2010	2009
	(in millions)
Beginning cash and cash equivalents	$989	$1,657 (1)
Net cash provided by (used in):
Operating activities	270	80
Investing activities	154	(27)
Financing activities	(296)	(84)
Net decrease increase in cash and cash equivalents	128	(31)
Ending cash and cash equivalents	$1,117	$1,626 (1)
__________
(1)	Amounts include $725 million borrowed under our First Lien Credit Facility revolver and repaid with cash on hand prior to December 31, 2009.

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for continuing operations:

	Three Months Ended March 31,
	2010	2009
Total MWh generated (in thousands)	21,310	19,267
West	10,169	8,937
Texas	6,642	5,207
Southeast	3,425	3,879
North	1,074	1,244

Average availability	90.7%	90.9%
West	94.0%	90.4%
Texas	82.7%	88.3%
Southeast	95.7%	94.0%
North	92.2%	92.0%

Average capacity factor, excluding peakers	46.5%	43.3%
West	67.5%	65.0%
Texas	43.0%	33.7%
Southeast	30.3%	34.5%
North	26.1%	31.0%

Steam adjusted Heat Rate	7,243	7,188
West	7,294	7,213
Texas	7,104	7,019
Southeast	7,288	7,228
North	7,570	7,634